Charles Barkley
Securities Attorney

6201 Fairview Road, Suite 200	(704) 944-3173
Charlotte, NC 28208	(704) 552-6332 (Fax)
Gopublic2@aol.com

June 1, 2004

Mr. Bill Senner
848 Tanager Street N
Incline Village, Nevada 89451

Re:       Legal  Opinion

Gentlemen:

You have asked for my legal opinion in connection with the proposed offering of up 1,00,000 sahres of common voting stock of Amstar International, Inc. (“AMSR”) pursuant to its registration statement on Form SB-2.

In rendering this opinion, I have no actual knowledge of the events described and have therefore relied on the accuracy of the term sheet, the representations of the Company, matters filed as public record with the Securities and Exchange Commission, as well as such other assertions of fact as I deemed necessary. I have assumed that all signatures are genuine, all documents are authentic, complete and do not omit any material information, and that each signatory was duly authorized to undertake and affirm the act(s) and circumstance(s) described.

Based on my review, I am of the opinion that:

▪	the Board of Directors have properly approved the issuance of stock.

▪	the stock when and as issued will be a valid and binding obligation of the corporation.

▪	no Permit is required pursuant to the applicable provision of the California Corporate Securities Law of 1968.

▪	There has been no “Stop Order” or similar administrative action by any federal or state authority.

▪	A Registration Statement has been filed with Securities and Exchange Commission and that said registration is effective or that the issue is exempt from registration pursuant to the applicable provision of the Federal Securities Act, which should be set forth in the Opinion.

The Company and the Company’s transfer agent are entitled to rely on this opinion in issuing shares or in removing any restrictive legends that are placed on the certificates for the shares of Common Stock.

Very truly yours,

Charles W. Barkley

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